Exhibit 99.3

Exchange Offers for

Outstanding 3 1/2% Senior Convertible Notes due 2011

and

Outstanding 5% Convertible Promissory Notes due 2009

in Exchange for

3.50% Convertible Senior Notes due 2011

and the Sale of up to $30,000,000 of 3.50% Convertible Senior Notes

due 2011 for Cash

Which Will be Registered Under

the Securities Act of 1933, as Amended,

Prior to Closing

of

Oscient Pharmaceuticals Corporation

To:	Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees

Oscient Pharmaceuticals Corporation (the “Company”) is offering, upon and subject to the terms and conditions set forth in the Preliminary Prospectus, dated March 29, 2007 (the “Prospectus”), and the enclosed Letter of Transmittal, or Letter of Transmittal and Consent, as applicable, to exchange its 3.50% Convertible Senior Notes due 2011 (the “New Notes”) for its outstanding 3 1/2% Senior Convertible Notes due 2011 (the “Existing 2011 Notes”) and its outstanding 5% Convertible Promissory Notes due 2009 (the “Existing 2009 Notes” and, together with the Existing 2011 Notes, the “Existing Notes”) (the “Exchange Offers”), as described in the Prospectus.

We are requesting that you contact your clients for whom you hold Existing Notes regarding the Exchange Offers. For your information and for forwarding to your clients for whom you hold Existing Notes registered in your name or in the name of your nominee, or who hold Existing Notes registered in their own names, we are enclosing the following documents:

1.	Prospectus;

2.	The Letter of Transmittal or Letter of Transmittal and Consent, as applicable, for your use and for the information of your clients;

3.	A Notice of Guaranteed Delivery to be used to accept the Exchange Offers if time will not permit all required documents to reach the Exchange Agent prior to the Expiration Date (as defined below), if the procedure for book-entry transfer cannot be completed on a timely basis, or if certificates representing Existing 2009 Notes are not immediately available;

4.	A form of letter which may be sent to your clients for whose account you hold Existing Notes registered in your name or the name of your nominee, with space provided for obtaining such clients’ instruction with regard to the Exchange Offers;

5.	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

6.	Return envelopes addressed to U.S. Bank National Association, the Exchange Agent for the Exchange Offers.

Your prompt action is requested. The Exchange Offers will expire at 11:59 p.m., New York City time, on April 25, 2007, unless extended by the Company (the “Expiration Date”). Existing Notes tendered pursuant to the Exchange Offers may be withdrawn at any time before the Expiration Date or at any time after                     , 2007 if we have not accepted the tendered Existing Notes for exchange by that date.

To participate in the Exchange Offers, a duly executed and properly completed Letter of Transmittal or Letter of Transmittal and Consent, as applicable (or facsimile thereof), or an electronic confirmation pursuant to the Depository Trust Company’s ATOP system, with any required signature guarantees and any other required documents, should be sent to the Exchange Agent in accordance with the instructions set forth in the Letter of Transmittal or Letter of Transmittal and Consent, as applicable, and the Prospectus.

Please note that the Depository Trust Company’s ATOP system cannot accommodate indications of interest in purchasing New Notes in the new money offering.

If a registered holder of Existing Notes desires to tender, but the procedure for book-entry transfer cannot be completed on a timely basis or if certificates representing Existing 2009 Notes are not immediately available, a tender may be effected by following the guaranteed delivery procedures described in the Prospectus under “The Exchange Offers—Guaranteed Delivery Procedures.”

The Company will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding the Prospectus and the related documents to the beneficial owners of Existing Notes held by them as a nominee or in a fiduciary capacity. The Company will pay or cause to be paid all stock transfer taxes applicable to the exchange of Existing Notes pursuant to the Exchange Offers, except as set forth in Instruction 5 of the Letter of Transmittal or Letter of Transmittal and Consent, as applicable.

The Company has not authorized anyone to make any recommendation to holders as to whether to tender or refrain from tendering in the Exchange Offers.

Any questions related to the procedure for tendering you may have with respect to the Exchange Offers should be directed to U.S. Bank National Association, the Exchange Agent for the Exchange Offers, at its address and telephone number set forth on the front of the Letter of Transmittal or Letter of Transmittal and Consent, as applicable. Any other questions you may have with respect to the Exchange Offers, or requests for additional copies of the enclosed materials, should be directed to Georgeson Inc., the Information Agent for the Exchange Offers, at its address and telephone numbers set forth in the instructions to the Letter of Transmittal or Letter of Transmittal and Consent, as applicable.

Very truly yours,

Oscient Pharmaceuticals Corporation

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF THE COMPANY OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS OR THE LETTER OF TRANSMITTAL OR THE LETTER OF TRANSMITTAL AND CONSENT, AS APPLICABLE.